Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES SECOND QUARTER 2025 RESULTS

HOUSTON – August 7, 2025 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today reported operational and financial results for the second quarter of 2025.
Second Quarter 2025 Highlights and Recent Key Items:

•Reported net income of $8.4 million ($0.08 per diluted share), Adjusted Net Income(1) of $2.3 million ($0.02 per diluted share) and Adjusted EBITDAX(1) of $49.9 million;
•Produced 16,956 net revenue interest (“NRI”)(2) barrels of oil equivalent per day (“BOEPD”), above the high end of guidance, or 21,654 working interest (“WI”)(3) BOEPD, toward the high end of guidance;
•Sold 19,393 NRI BOEPD, above the high end of guidance;
•Reported a net cash(4) position of $7.9 million that did not include approximately $24.0 million of cash receivables that was collected in July 2025;
•Reiterated full year guidance which previously included a reduction to capital expenditures in Q1 2025 by approximately 10%, without impacting full year production or sales guidance; and
•Declared quarterly cash dividend of $0.0625 per share of common stock to be paid on September 19, 2025.
(1)Adjusted EBITDAX, Adjusted Net Income Capital and Free Cash Flow are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”
(2)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(3)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.
(4)Net cash is defined as cash and cash equivalents less long-term debt.

George Maxwell, Vaalco’s Chief Executive Officer, commented, “We continue to consistently deliver successful quarterly results that either meet or exceed our guidance. Both our sales and NRI production for the second quarter of 2025 were above the high end of guidance, leading to solid net income of $0.08 per diluted share and Adjusted EBITDAX of $49.9 million. We continue to execute our strategic vision as we prepare for multiple production enhancing drilling campaigns across our diversified asset base. In Côte d’Ivoire, the FPSO refurbishment project is well underway, with the vessel at the shipyard in Dubai and we are preparing for a drilling campaign in 2026 to augment the production and economic life of the Baobab field. In Gabon, we are preparing for the 2025/2026 drilling program which is expected to begin near the end of Q3 2025 as we wait for the drilling rig to complete its current commitments. In Egypt, we continue to efficiently drill wells and the success of the program in the first half of the year is expected to lead to incremental projects in the second half of 2025. As a reminder, in the first quarter, we entered into a new reserves-based credit facility that will supplement our internally-generated cash flow and cash balance to assist in funding our robust organic growth projects. In the second quarter we drew on this facility, as planned, and will continue to utilize it to assist in our growth plans.”

“We believe that we are well positioned to fund the significant growth and opportunities that we have planned over the next few years which should lead to even greater growth and value for the remainder of the decade. In May, we provided additional details at our Capital Markets Day regarding the meaningful upside that we believe is available to drive future organic growth and support our commitment to consistent shareholder returns. Our track record of success in delivering results at or above expectations should provide our investors with assurance that we will execute on the portfolio of opportunities we discussed in the Capital Markets Day presentation.”

Operational Update

Gabon

The Company secured a drilling rig in December 2024 for its 2025/2026 drilling program, which is expected to begin near the end of Q3 2025 as we wait for the drilling rig to complete its current commitments. The program includes drilling multiple development wells, and appraisal or exploration wells, and perform workovers, with options to drill additional wells. Vaalco plans to drill the wells at both the Etame platform and at its Seent platform, as well as a re-drill and several workovers in the Ebouri field to access production and reserves that were previously removed from proved reserves due to the presence of hydrogen sulfide.

In July 2025, the Company performed planned, staged shutdowns of the Gabon platforms to perform safety inspections and necessary maintenance to increase the integrity and reliability of the assets.

Egypt

The drilling campaign in Egypt, which commenced in December 2024, continued through Q2 2025. During the quarter, Vaalco completed six wells and three of the wells drilled during Q2 2025 will be hydraulically fractured in Q3 2025. Based on detailed analysis completed in Q1 2025 to evaluate the well inventory potential, a series of workover re-completions, re-activations and well optimizations have also been carried out resulting in an incremental production gain.

Canada

In 2024, Vaalco drilled and completed five horizontal wells in Canada, with all laterals being greater than two miles long. These wells continue to meet production expectations and the Company is monitoring their longer-term performance for future drilling opportunities. In 2025, the Company has decided to defer the drilling of additional wells in Canada to reduce the Company's overall capital expenditures.

Côte d'Ivoire

As part of the planned dry dock refurbishment, the Baobab Floating Production, Storage and Offloading (“FPSO”) vessel ceased hydrocarbon production on January 31, 2025 and the final lifting of crude oil from the FPSO took place in February 2025. The vessel departed from the field in late March 2025 and arrived at the shipyard in Dubai ahead of schedule in mid-May 2025. The FPSO refurbishment is now underway in the shipyard. A rig has been secured for significant development drilling which is expected to begin in 2026 after the FPSO returns to service bringing meaningful additions to production from the main Baobab field in CI-40. The Company is also evaluating the anticipated impact of the potential future development of the Kossipo field, which is also on the CI-40 license.

Equatorial Guinea

Vaalco owns a 60% working interest in an undeveloped portion of Block P offshore Equatorial Guinea where it is the designated operator. The Company has an existing plan of development of the Venus field discovery on Block P, which focuses on key areas of drilling evaluations, facilities design, market inquiries and metocean review. The Company completed a Front End Engineering and Design study and is currently targeting a Final Investment Decision by the end of 2025.

Financial Update – Second Quarter of 2025
Vaalco reported net income of $8.4 million ($0.08 per diluted share) for Q2 2025 which was up compared with net income of $7.7 million ($0.07 per diluted share) in Q1 2025 and down 70% compared with net income of $28.2 million ($0.27 per diluted share) in Q2 2024. The increase in earnings compared with Q1 2025 was driven by higher sales volume in Q2 2025 of 1,765 MBOE compared to a sales volume of 1,717 MBOE in Q1 2025 and lower production expense, depreciation, depletion and amortization (“DD&A”) and lower income tax expense partially offset by lower realized pricing driven by a decrease in oil market index prices.

Adjusted EBITDAX totaled $49.9 million in Q2 2025, a 12% decrease from $57.0 million in Q1 2025. The decrease was primarily due to lower realized pricing offset by higher sales volumes and lower production expense. Adjusted EBITDAX was down 31% from $72.5 million generated in Q2 2024 primarily due to lower realized pricing.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended June 30, 2025					Three Months Ended March 31, 2025
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$67,964	$55,188	$3,751	$354	$127,257	$59,864	$57,656	$5,325	$18,042	$140,887
NGL Sales	—	—	1,298	—	1,298	—	—	1,808	—	1,808
Gas Sales	—	—	572	—	572	—	—	636	—	636
Gross Sales	67,964	55,188	5,621	354	129,127	59,864	57,656	7,769	18,042	143,331

Selling Costs & Carried Interest	65	(179)	(240)	—	(354)	—	(149)	(232)	—	(381)
Royalties & Taxes	(9,462)	(21,752)	(666)	—	(31,880)	(7,677)	(23,587)	(1,357)	—	(32,621)

Net Revenue	$58,567	$33,257	$4,715	$354	$96,893	$52,187	$33,920	$6,180	$18,042	$110,329

Oil Sales MMB (working interest)	1,034	995	62	—	2,091	757	920	80	238	1,995
Average Oil Price Received	$65.72	$55.31	$60.44	$—	$60.87	$79.09	$62.49	$66.17	$75.87	$70.61
Change					(14)%
Average Brent Price					$68.07					$75.87
Change					(10)%

Gas Sales MMCF (working interest)	—	—	448	—	448	—	—	413	—	413
Average Gas Price Received	—	—	$1.28	—	$1.28	—	—	$1.54	—	$1.54
Change					(17)%
Average Aeco Price ($USD)	—	—	$1.35	—	$1.35	—	—	$1.43	—	$1.43
Change					(6)%

NGL Sales MMB (working interest)	—	—	60	—	60	—	—	69	—	69
Average Liquids Price Received	—	—	$21.65	—	$21.65	—	—	$26.39	—	$26.39
Change					(18)%

Revenue and Sales	Q2 2025	Q2 2024	% Change Q2 2025 vs. Q2 2024	Q1 2025	% Change Q2 2025 vs. Q1 2025
Production (NRI BOEPD)	16,956	20,588	(18)%	17,764	(5)%
Sales (NRI BOE)	1,765,000	1,764,000	—	1,717,000	3%
Realized commodity price ($/BOE)	$54.87	$66.05	(17)%	$64.27	(15)%
Commodity (Per BOE including realized commodity derivatives)	$54.92	$66.03	(17)%	$64.34	(15)%
Total commodity sales ($MM)	$96.9	$116.5	(17)%	$110.3	(12)%
In Q2 2025, Vaalco had a net revenue decrease of $13.4 million or 12% compared to Q1 2025 primarily due to lower average realized price received of $54.87 per barrel in Q2 2025 compared to $64.27 per barrel in Q1 2025, offset by an increase in the total NRI sales volumes of 1,765 MBOE which was 3% higher than the Q1 2025 volumes of 1,717 MBOE but was flat compared to 1,764 MBOE for Q2 2024. Q2 2025 NRI sales were above the high end of Vaalco’s guidance.

Costs and Expenses	Q2 2025	Q2 2024	% Change Q2 2025 vs. Q2 2024	Q1 2025	% Change Q2 2025 vs. Q1 2025
Production expense, excluding offshore workovers and stock comp ($MM)	$40.3	$52.4	(23)%	$44.7	(10)%
Production expense, excluding offshore workovers ($/BOE)	$22.87	$29.70	(23)%	$26.08	(12)%
Offshore workover expense ($MM)	$—	$0.1	(100)%	$—	—%
Depreciation, depletion and amortization ($MM)	$28.3	$33.1	(15)%	$30.3	(7)%
Depreciation, depletion and amortization ($/BOE)	$16.02	$18.78	(15)%	$17.65	(9)%
General and administrative expense, excluding stock-based compensation ($MM)	$7.1	$6.6	8%	$7.8	(9)%
General and administrative expense, excluding stock-based compensation ($/BOE)	$4.04	$3.80	6%	$4.51	(11)%
Stock-based compensation expense ($MM)	$1.4	$0.9	57%	$1.4	—%
Current income tax expense (benefit) ($MM)	$12.8	$13.3	(4)%	$17.7	(28)%
Deferred income tax expense (benefit) ($MM)	$(5.8)	$(4.0)	45%	$(1.6)	262%

Total production expense (excluding offshore workovers and stock compensation) of $40.3 million in Q2 2025 decreased by 10% compared to Q1 2025 and 23% compared to Q2 2024. The decrease in Q2 2025 compared to Q1 2025 and Q2 2024 was driven by a reduction in production expenses in the Côte d’Ivoire segment.

DD&A expense for Q2 2025 was $28.3 million, which was 7% lower than $30.3 million in Q1 2025 and 15% lower than $33.1 million in Q2 2024. The decrease in Q2 2025 DD&A expense compared to Q1 2025 and Q2 2024 is due primarily to a reduction in DD&A expenses in the Côte d’Ivoire segment.

General and administrative (“G&A”) expense, excluding stock-based compensation, decreased to $7.1 million in Q2 2025 from $7.8 million in Q1 2025 due to lower salaries and wages, IT expense and other expenses and increased from $6.6 million in Q2 2024. The increase in G&A expenses compared to Q2 2024 was primarily due to higher professional service fees, salaries and wages, and accounting and legal fees. Q2 2025 cash G&A was within the Company’s guidance.

Non-cash stock-based compensation expense was $1.4 million for Q2 2025 flat compared to Q1 2025 and higher compared to $0.9 million for Q2 2024.

Exploration expense was $2.5 million for Q2 2025 which was attributable to the purchase of seismic data to be used in Block 705 in Cote d’Ivoire. There were no exploration costs incurred in Q1 2025 or Q2 2024.

Other income (expense), net, was an expense of $1.8 million for Q2 2025, compared to an expense of $2.4 million for Q1 2025 and income of $17.1 million during Q2 2024. Other income (expense), net, normally consists of foreign currency losses and interest expense, net. In Q2 2024, there was a $19.9 million bargain purchase gain associated with the Svenska acquisition offset by $3.1 million in transaction costs related to the Svenska acquisition.
Income tax expense (benefit) was an expense for Q2 2025 of $7.0 million which includes a $3.1 million favorable oil price adjustment as a result of the change in value of the government of Gabon's allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, income taxes were $10.1 million for the period. Income tax expense for Q2 2024 was an expense of $9.3 million. This expense is comprised of current tax expense of $10.4 million including a $1.1 million favorable oil price adjustment as a result of the change in value of the government of Gabon's allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, current income taxes were $10.4 million for the period.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Canada	Equatorial Guinea	Cote d'Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three months ended June 30, 2025	$35,288	13,587	—	—	$951	—	$49,826

Financial Update - First Six Months of 2025

WI Sales for the first six months of 2025 increased to 4,358 MBOE compared to 4,134 MBOE in the first six months of 2024. The increase was driven primarily by timing, number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the first six months of 2025 was $65.62 per barrel, representing a decrease of 12% from $74.75 realized in the first six months of 2024. This decrease in crude oil price reflects the softening of commodity prices over the past year.

The Company reported net income for the first six months of 2025 of $16.1 million, which compares to $35.8 million for the first six months of 2024. The decrease in net income for the six months ended June 30, 2025 compared to the same period in 2024 was primarily due to the bargain purchase gain related to the Svenska acquisition completed in April 2024, along with lower realized pricing in 2025.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Six Months Ended June 30, 2025					Six Months Ended June 30, 2024
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$127,828	$112,844	$9,076	$18,396	$268,144	$127,115	$128,506	$13,700	$17,240	$286,561
NGL Sales	—	—	3,106	—	3,106	—	—	3,898	—	3,898
Gas Sales	—	—	1,208	—	1,208	—	—	1,205	—	1,205
Gross Sales	127,828	112,844	13,390	18,396	272,458	127,115	128,506	18,803	17,240	291,664

Selling Costs & Carried Interest	65	(328)	(473)	—	(736)	1,174	(228)	(461)	—	485
Royalties & Taxes	(17,139)	(45,339)	(2,022)	—	(64,500)	(17,111)	(55,836)	(2,269)	—	(75,216)

Net Revenue	$110,754	$67,177	$10,895	$18,396	$207,222	$111,178	$72,442	$16,073	$17,240	$216,933

Oil Sales MMB (working interest)	1,791	1,915	143	238	4,087	1,528	1,903	191	211	3,833
Average Oil Price Received	$71.37	$58.76	$63.68	$77.36	$65.62	$83.17	$67.52	$71.70	81.70	$74.75
Change					(12)%
Average Brent Price					$72.03					$83.83
Change					(14)%

Gas Sales MMCF (working interest)	—	—	861	—	861	—	—	892	—	892
Average Gas Price Received	—	—	$1.40	—	$1.40	—	—	$1.35	—	$1.35
Change					4%
Average Aeco Price ($USD)	—	—	$1.39	—	$1.39	—	—	$1.15	—	$1.15
Change					21%

NGL Sales MMB (working interest)	—	—	128	—	128	—	—	152	—	152
Average Liquids Price Received	—	—	$24.17	—	$24.17	—	—	$25.63	—	$25.63
Change					(6)%

Capital Investments/Balance Sheet
For the second quarter of 2025, net capital expenditures totaled $45.9 million on a cash basis and $40.9 million on an accrual basis. These expenditures were primarily related to project costs and long-lead items for Gabon, Egypt and Côte d'Ivoire and the development drilling program in Egypt.

On June 30, 2025, Vaalco had an unrestricted cash balance of $67.9 million. During July 2025, the Company received cash payments of current receivables totaling approximately $24.0 million, primarily related to collection of approximately $19.0 million receivable for the lifting that occurred in Gabon in late June and approximately $5.0 million received from EGPC. Working capital at June 30, 2025 was $62.8 million compared with $56.2 million at December 31, 2024, while Adjusted Working Capital at June 30, 2025 totaled $79.9 million.
In March 2025, Vaalco entered into a new reserves based revolving credit facility (the “new facility”) with an initial commitment of $190 million and the ability to grow to $300 million, led by The Standard Bank of South Africa Limited, Isle of Man Branch with other participating banks and financial partners. The new facility, which is subject to customary administrative conditional precedents, replaces the Company’s previously undrawn revolving credit facility. The Company arranged the new facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years. As of June 30, 2025, the Company had $60.0 million outstanding borrowings.
Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the second quarter of 2025 on June 27, 2025. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the third quarter of 2025 ($0.25 annualized), to be paid on September 19, 2025 to stockholders of record at the close of business on August 22, 2025. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to hedge a portion of its expected future production to lock in strong cash flow generation to assist in funding its capital and shareholder return programs.
The following includes hedges remaining in place as of the end of the second quarter of 2025:

		Settlement Period
Instrument	Index	July 2025 to September 2025	October 2025 to December 2025	January 2026 to March 2026	April 2026 to June 2026
Crude oil:
Swaps	Dated Brent
Total volumes (Bbls)		100,000	—	—	—
Weighted average fixed price ($/Bbl)		$65.45	$—	$—	$—

Collars	Dated Brent
Total volumes (Bbls)		405,000	480,000	400,000	360,000
Weighted average floor price ($/Bbl)		$63.02	$60.83	$62.29	$61.88
Weighted average ceiling price ($/Bbl)		$74.36	$67.81	$68.63	$67.95

Natural Gas:
Swaps	AECO 7A
Total volumes (GJs)(a)		342,000	114,000	—	—
Weighted average fixed price (CAD/GJ)		$2.15	$2.15	$—	$—
(a) One gigajoule (GJ) equals one billion joules (J). A gigajoule of natural gas is approximately 25.5 cubic meters standard conditions.

The table below presents commodity swaps entered into subsequent to June 30, 2025.

		Settlement Period
Instrument	Index	October 2025 to December 2025	January 2026 to March 2026	July 2026
Crude oil:
Collars	Dated Brent
Total volumes (Bbls)		—	—	75,000
Weighted average floor price ($/Bbl)		$—	$—	$65.00
Weighted average ceiling price ($/Bbl)		$—	$—	$71.00
Natural Gas:
Swaps	AECO 7A
Total volumes (GJs)(a)		100,000	150,000	—
Weighted average fixed price (CAD/GJ)		$2.86	$2.86	$—

2025 Guidance:
The Company has provided third quarter 2025 guidance and full year 2025 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	19250 - 22310	7000 - 8300	9750 - 11100	2200 - 2600	300 - 310
Production (BOEPD)	NRI	14500 - 16710	6200 - 7100	6200 - 7200	1800 - 2100	300 - 310
Sales Volume (BOEPD)	WI	19850 - 22700	7300 - 8300	9750 - 11100	2200 - 2600	600 - 700
Sales Volume (BOEPD)	NRI	14900 - 17200	6300 - 7200	6200 - 7200	1800 - 2100	600 - 700
Production Expense (millions)	WI & NRI	$148.5 - $161.5 MM
Production Expense per BOE	WI	$18.00 - $21.50
Production Expense per BOE	NRI	$24.00 - $28.00
Offshore Workovers (millions)	WI & NRI	$0 - $10 MM
Cash G&A (millions)	WI & NRI	$25.0 - $31.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$250 - $300 MM
DD&A ($/BOE)	NRI	$16.00 - $20.00

		Q3 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	18900 - 20800	6400 - 7100	10500 - 11500	2000 - 2200	—
Production (BOEPD)	NRI	14400 - 15600	5600 - 6100	7200 - 7800	1600 - 1700	—
Sales Volume (BOEPD)	WI	16000 - 17900	3500 - 4200	10500 - 11500	2000 - 2200	—
Sales Volume (BOEPD)	NRI	11900 - 13100	3100 - 3600	7200 - 7800	1600 - 1700	—
Production Expense (millions)	WI & NRI	$26.5 - $35.0 MM
Production Expense per BOE	WI	$18.00 - $22.00
Production Expense per BOE	NRI	$25.00 - $29.00
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$6.0 - $8.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$70 - $90 MM
DD&A ($/BOE)	NRI	$16.00 - $20.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its second quarter 2025 financial and operating results, Friday, August 8, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy Second Quarter 2025 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website.
A “Q2 2025 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on August 8, 2025 that includes additional financial and operational information.
About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea, Nigeria and Canada.
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Burson Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws(collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding Vaalco's ability to effectively integrate assets and properties it has acquired as a result of the Svenska acquisition into its operations; (iii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends; (vi) expectations of future balance sheet strength; and (vii) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K.
Dividends beyond the third quarter of 2025 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.
Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	As of June 30, 2025	As of December 31, 2024
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$67,871	$82,650
Receivables:
Trade, net of allowances for credit loss and other of $0.2 million and $0.2 million, respectively	132,879	94,778
Accounts with joint venture owners, net of allowance for credit losses of $2.2 million and $1.5 million, respectively	351	179
Egypt receivables and other	3,991	35,763
Other current assets	18,637	24,557
Total current assets	223,729	237,927
Crude oil, natural gas and NGLs properties and equipment, net	587,263	538,103
Other noncurrent assets:
Right of use operating lease assets	15,340	17,254
Right of use finance lease assets	75,447	79,849
Deferred tax assets	43,659	55,581
Other long-term assets	19,484	26,236
Total assets	$964,922	$954,950
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$160,917	$181,728
Asset retirement obligations	82,798	78,592
Operating lease liabilities - net of current portion	11,903	13,903
Finance lease liabilities - net of current portion	63,162	67,377
Deferred tax liabilities	74,583	93,904
Long-term debt	60,000	—
Other long-term liabilities	—	17,863
Total liabilities	453,363	453,367
Total shareholders’ equity	511,559	501,583
Total liabilities and shareholders’ equity	$964,922	$954,950

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	June 30, 2024	March 31, 2025	June 30, 2025	June 30, 2024
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$96,893	$116,778	$110,329	$207,222	$216,933
Operating costs and expenses:
Production expense	40,393	52,446	44,806	85,198	84,535
Exploration expense	2,520	—	—	2,520	48
Depreciation, depletion and amortization	28,273	33,132	30,305	58,578	58,956
General and administrative expense	8,496	7,591	9,051	17,548	14,301
Credit losses and other	29	3,341	(27)	2	5,153
Total operating costs and expenses	79,711	96,510	84,135	163,846	162,993
Other operating income, net	—	132	—	—	(34)
Operating income	17,182	20,400	26,194	43,376	53,906
Other income (expense):
Derivative instruments gain (loss), net	400	257	(74)	326	(590)
Interest expense, net	(2,572)	(1,117)	(1,295)	(3,866)	(2,052)
Bargain purchase gain	—	19,898	—	—	19,898
Other income (expense), net	353	(1,984)	(1,012)	(659)	(3,784)
Total other income (expense), net	(1,819)	17,054	(2,381)	(4,199)	13,472
Income before income taxes	15,363	37,454	23,813	39,177	67,378
Income tax expense	6,983	9,303	16,083	23,066	31,541
Net income	$8,380	$28,151	$7,730	$16,111	$35,837
Other comprehensive income (loss):
Currency translation adjustments	4,759	(1,068)	117	4,876	(3,522)
Comprehensive income	$13,139	$27,083	$7,847	$20,987	$32,315

Basic net income per share:
Net income per share	$0.08	$0.27	$0.07	$0.15	$0.34
Basic weighted average shares outstanding	103,936	103,528	103,758	103,848	103,594
Diluted net income per share:
Net income per share	$0.08	$0.27	$0.07	$0.15	$0.34
Diluted weighted average shares outstanding	103,958	103,676	103,785	103,872	103,677

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2025	2024
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,111	$35,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	58,578	58,956
Bargain purchase gain	—	(19,898)
Amortization of deferred financing costs	461	—
Deferred taxes	(7,399)	(7,407)
Unrealized foreign exchange (gain) loss	305	(196)
Stock-based compensation expense	2,976	1,883
Cash settlements paid on exercised stock appreciation rights	—	(154)
Derivative instruments (gain) loss, net	(326)	590
Cash settlements paid on matured derivative contracts, net	214	(33)
Credit losses and other	2	5,508
Equipment and other expensed in operations	2,448	1,029
Change in operating assets and liabilities	(22,321)	(54,721)
Net cash provided by operating activities	51,049	21,394
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(104,426)	(49,099)
Acquisition of crude oil and natural gas properties	(3,034)	—
Cash acquired in business combination, net of cash paid	—	412
Net cash used in investing activities	(107,460)	(48,687)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	447
Proceeds from borrowings	60,000	—
Dividend distribution	(13,127)	(13,042)
Treasury shares	(709)	(6,802)
Deferred financing costs	(6,910)	(1)
Payments of finance lease	(6,332)	(4,169)
Net cash provided by (used in) in financing activities	32,922	(23,567)
Effects of exchange rate changes on cash	96	(233)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(23,393)	(51,093)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	97,726	129,178
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$74,333	$78,085

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	June 30, 2024	March 31, 2025	June 30, 2025	June 30, 2024
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,765	1,764	1,717	3,481	3,254
Average daily sales volumes (BOE)	19,393	19,386	19,074	19,234	17,881

WI PRODUCTION DATA
Etame Crude oil (MBbl)	779	780	767	1,546	1,599
Gabon Average daily production volumes (BOEPD)	8,563	8,566	8,522	8,543	8,784

Egypt Crude oil (MBbl)	995	953	920	1,915	1,903
Egypt Average daily production volumes (BOEPD)	10,929	10,474	10,225	10,579	10,457

Canada Crude Oil (MBbl)	62	130	80	143	191
Canada Natural Gas (MMcf)	448	423	413	861	892
Canada Natural Gas Liquid (MBOE)	60	76	69	128	152
Canada Crude oil, natural gas and natural gas liquids (MBOE)	197	277	218	414	492
Canada Average daily production volumes (BOEPD)	2,162	3,041	2,420	2,290	2,702

Côte d'Ivoire Crude oil (MBbl)	—	303	111	111	303
Côte d'Ivoire Average daily production volumes (BOEPD)	—	3,329	1,235	614	1,664

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,971	2,313	2,016	3,987	4,297
Average daily production volumes (BOEPD)	21,654	25,411	22,402	22,026	23,607

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	678	678	667	1,345	1,391
Gabon Average daily production volumes (BOEPD)	7,450	7,451	7,414	7,432	7,642

Egypt Crude oil (MBbl)	693	643	642	1,334	1,284
Egypt Average daily production volumes (BOEPD)	7,612	7,066	7,131	7,373	7,053

Canada Crude Oil (MBbl)	54	117	66	120	169
Canada Natural Gas (MMcf)	393	381	338	731	787
Canada Natural Gas Liquid (MBOE)	53	69	56	108	134
Canada Crude oil, natural gas and natural gas liquids (MBOE)	172	250	179	351	429
Canada Average daily production volumes (BOEPD)	1,894	2,742	1,984	1,939	2,356

Côte d'Ivoire Crude oil (MBbl)	—	303	111	111	303
Côte d'Ivoire Average daily production volumes (BOEPD)	—	3,329	1,235	614	1,664

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,543	1,874	1,599	3,142	3,406
Average daily production volumes (BOEPD)	16,956	20,588	17,764	17,358	18,716

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$57.83	$70.92	$67.03	$62.33	$70.31
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$54.87	$66.05	$64.27	$59.50	$66.22
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives) - NRI basis	$54.92	$66.03	$64.34	$59.57	$66.21

COSTS AND EXPENSES (Per BOE of sales):
Production expense	22.89	$29.74	$26.10	$24.47	$25.98
Production expense, excluding offshore workovers and stock compensation*	22.85	$29.68	$26.05	$24.43	$25.96
Depreciation, depletion and amortization	16.02	$18.78	$17.65	$16.83	$18.12
General and administrative expense**	4.81	$4.30	$5.27	$5.04	$4.41
Property and equipment expenditures, cash basis (in thousands)	$45,899	$32,481	$58,527	$104,426	$49,099
*Offshore workover costs excluded for Q2 2025, Q2 2024, and Q1 2025 are $0.0 million, $0.1 million and $0.0 million, respectively.
*Stock compensation associated with production expense excluded for Q2 2025, Q2 2024, and Q1 2025 are immaterial.
**General and administrative expenses include $0.78, $0.51 and $0.76 per barrel of oil related to stock-based compensation expense for Q2 2025, Q2 2024, and Q1 2025, respectively.
NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as to facilitate comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), bargain purchase gain on the Svenska Acquisition, FPSO demobilization, transaction costs related to the Svenska acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, bargain purchase gain on the Svenska Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the applicable lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss), and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
Reconciliation of Net Income to Adjusted Net Income	June 30, 2025	June 30, 2024	March 31, 2025	June 30, 2025	June 30, 2024
Net income	$8,380	$28,151	$7,730	$16,111	$35,837
Adjustment for discrete items:
Unrealized derivative instruments loss (gain)	(309)	(266)	198	(111)	557
Bargain purchase gain	—	(19,898)	—	—	(19,898)
Deferred income tax expense (benefit)	(5,788)	(2,021)	(1,610)	(7,398)	(5,462)
Non-cash purchase price adjustment	—	14,981	—	—	14,981
Transaction costs related to acquisition	34	1,762	22	56	3,075
Other operating (income) expense, net	—	(132)	—	—	—
Adjusted Net Income	$2,317	$22,577	$6,340	$8,658	$29,090

Diluted Adjusted Net Income per Share	$0.02	$0.22	$0.06	$0.08	$0.28
Diluted weighted average shares outstanding (1)	103,958	103,676	103,785	103,872	103,677
(1)No adjustments to weighted average shares outstanding

	Three Months Ended			Six Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	June 30, 2025	June 30, 2024	March 31, 2025	June 30, 2025	June 30, 2024
Net income	$8,380	$28,151	$7,730	16,111	35,837
Add back:
Interest expense, net	2,572	1,117	1,295	3,866	2,052
Income tax expense	6,983	9,303	16,083	23,066	31,541
Depreciation, depletion and amortization	28,273	33,132	30,305	58,578	58,956
Exploration expense	2,520	—	—	2,520	48
Non-cash or unusual items:
Stock-based compensation	1,411	984	1,352	2,763	1,883
Unrealized derivative instruments loss	(309)	(266)	198	(111)	557
Bargain purchase gain	—	(19,898)	—	—	(19,898)
Other operating (income) expense, net	—	(132)	—	—	34
Non-cash purchase price adjustment	—	14,981	—	—	14,981
Transaction costs related to acquisition	34	1,762	22	56	3,075
Credit losses and other	29	3,341	(27)	2	5,153
Adjusted EBITDAX	$49,893	$72,475	$56,958	$106,851	$134,219

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	June 30, 2025	December 31, 2024	Change
Current assets	$223,729	$237,927	$(14,198)
Current liabilities	(160,917)	(181,728)	20,811
Working capital	62,812	56,199	6,613
Add: lease liabilities - current portion	17,072	16,895	177
Adjusted Working Capital	$79,884	$73,094	$6,790

Six Months Ended June 30, 2025
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$51,049
Net cash used in Investing activities	(107,460)
Net cash provided by Financing activities	32,922
Effects of exchange rate changes on cash	96
Total net cash change	(23,393)

Add back shareholder cash out:
Dividends paid	13,127
Total cash returned to shareholders	13,127

Free Cash Flow	$(10,266)